Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of OmniAb, Inc. (formerly known as Avista Public Acquisition Corp. II) on Amendment No. 2 to Form S-1 (File No. 333-268613) of our report dated March 25, 2022, which includes an explanatory paragraph as to Avista Public Acquisition Corp. II’s (now known as OmniAb, Inc.) ability to continue as a going concern, with respect to our audit of the financial statements of Avista Public Acquisition Corp. II’s (now known as OmniAb, Inc.) as of December 31, 2021 and for the period from February 5, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on November 1, 2022, effective immediately following the filing of the OmniAb, Inc.’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Avista Public Acquisition Corp. II and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 6, 2023